UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
XPEL, INC.
(Name of Registrant as Specified in its Charter)
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XPEL, INC.
711 Broadway St.
Suite 320
San Antonio, TX 78215
(210) 678-3700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2023
To the Stockholders of XPEL, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XPEL, Inc. (“XPEL” or the “Company”) will be held at the Marriott Rivercenter, 101 Bowie St., San Antonio, TX 78205, on May 24, 2023 at 10:00 a.m. Central Time, for the following purposes:
(1)    To elect as directors to the XPEL Board of Directors the five nominees named below:
•Ryan L. Pape
•Mark E. Adams
•Stacy L. Bogart
•Richard K. Crumly
•Michael A. Klonne
(2)    To ratify the appointment of Deloitte & Touche LLP as XPEL’s independent registered public accounting firm for the year ended December 31, 2023;
(3)    To approve an amendment to the XPEL, Inc. 2020 Equity Incentive Plan to increase the number of shares reserved under the Plan from 275,000 shares to 550,000 shares;
(4)    To approve, on an advisory basis, the compensation of the Company’s named executive officers; and
(5)    To consider such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.
Your Board recommends that you vote FOR the nominees named in Proposal 1, and FOR Proposals 2, 3 and 4.
The Board of Directors has fixed the close of business on April 4, 2023 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at the close of business on April 4, 2023 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 711 Broadway St., Suite 320, San Antonio, TX 78215 for ten days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Investor Relations department at (210) 678-3700 to schedule an appointment.
The Annual Meeting will be conducted in person at Marriott Rivercenter, 101 Bowie St., San Antonio, TX 78205. Please call us at (210) 678-3700 if you need assistance with directions to the Marriot Riverwalk.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares promptly by using the Internet or your Tablet or Smart Phone, following the instructions provided in the Notice of Internet Availability of Proxy Materials, or by signing and returning the proxy card mailed to those who receive paper copies of the accompanying proxy statement.
By Order of the Board of Directors,
Barry R. Wood
SECRETARY
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be held May 24, 2023:
This proxy statement, the form of proxy card and our 2023 Annual Report on Form 10-K are available at https://www.cstproxy.com/xpel/2023, which does not have “cookies” that identify visitors to the site.

i

XPEL, INC.
711 Broadway St., Suite 320
San Antonio, TX 78215
(210) 678-3700
PROXY STATEMENT

The Board of Directors of XPEL, Inc. (“XPEL” or the “Company”) is soliciting proxies to vote shares of common stock at the 2023 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on May 24, 2023, at the Marriott Rivercenter, 101 Bowie St., San Antonio, TX 78205. In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which advises that the proxy materials are available on the Internet to stockholders. We intend to commence distribution of the Notice of Internet Availability on or about April 14, 2023. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you previously elected to receive our proxy materials electronically, you will continue to receive these materials in that manner unless you elect otherwise. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during regular business hours at XPEL’s corporate office, located at the address set forth above. If you would like to review the stockholder list, please call our Investor Relations department at (210) 678-3700 to schedule an appointment. Please call us at (210) 678-3700 if you need assistance with directions to the Marriot Riverwalk.
Record Date; Shares Entitled To Vote; Quorum
The Board of Directors has fixed the close of business on April 4, 2023 as the record date for XPEL stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock as of the record date are entitled to vote at the Annual Meeting. As of the record date, there were 27,618,084 shares of XPEL common stock outstanding, which were held by approximately 11 holders of record. Stockholders are entitled to one vote for each share of XPEL common stock held as of the record date.
The holders of a majority of the outstanding shares of XPEL common stock issued and entitled to vote at the Annual Meeting must be present in person or by proxy to establish a quorum for business to be conducted at the Annual Meeting. Abstentions and “broker non-votes” are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
A “broker non-vote” occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under New York Stock Exchange rules (which are also applicable to Nasdaq companies). A broker non-vote may also occur if your broker fails to vote your shares for any reason. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal One, Proposal Three and Proposal Four. Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that stockholders provide their brokers with voting instructions. Proposal Two, ratification of the appointment of our independent registered public accounting firm, will be a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
Votes Required
The votes required for each proposal are as follows:
Election of Directors. Each share of our common stock is entitled to one vote with respect to the election of directors. The nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will have no effect on the election of directors. To be elected, each director must receive a plurality of the votes cast at the meeting. Withheld votes and broker non-votes are not considered votes cast “for” or “against” this proposal and will have no effect on the approval to elect directors.
If you sign and submit your proxy card or voting instruction form without specifying how you would like your shares voted, your shares will be voted FOR the Board’s recommendations specified below under Proposal One–Election of Directors, and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting. Should the Company lawfully identify or nominate substitute or additional nominees before the Annual Meeting, we will file supplemental proxy material that identifies such nominee(s), discloses whether such nominee(s) has (have) consented to being named in the proxy material and to serve if elected and includes the relevant required disclosures with respect to such nominee(s).
The Board of Directors recommends a vote “FOR” each of its nominees.
Appointment of Independent Registered Public Accounting Firm. Each share of our common stock is entitled to one vote with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions from voting will have the same effect as a vote against this proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares. The outcome of this proposal is advisory in nature and is non-binding.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP, as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Approval of the amendment to the XPEL, Inc. 2020 Equity Incentive Plan to increase the number of shares reserved under the Plan from 275,000 shares to 550,000 shares. The proposal to approve the amendment to the XPEL, Inc. 2020 Equity Incentive Plan, which we refer to as the 2020 Plan, to increase the number of shares of our common stock reserved for issuance under the 2020 Plan from 275,000 shares to 550,000 shares must receive the affirmative vote of a majority of the votes cast. The affirmative vote of a majority of the votes cast, in person or by proxy, will be considered to determine the outcome of this proposal. Abstentions from voting and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares.
The Board of Directors recommends a vote “FOR” the approval of the amendment to the 2020 Plan.

Advisory Vote on Executive Compensation. Each share of our Common Stock is entitled to one vote with respect to the approval, in a non-binding, advisory vote, of the compensation of our named executive officers. The affirmative vote of holders of a majority of the shares of Common Stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter will be considered to determine the outcome of this proposal. Abstentions from voting will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares. The outcome of this proposal is advisory in nature and is non-binding.
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.
Voting of Proxies
If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following four methods:
•Vote in Person, by attending the Annual Meeting.
•Vote by Internet, by going to the web address https://www.cstproxy.com/xpel/2023 and following the instructions for Internet voting shown on the proxy card.
•Vote by Using Your Tablet or Smart Phone, by going to the web address https://www.cstproxy.com/xpel/2023 and following the instructions for Mobile Voting shown on the proxy card.
•Vote by Proxy Card, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you vote by Internet or Tablet or Smart Phone, please do not mail your proxy card. If you vote by mail, your signed proxy card must be received before the Annual Meeting to be counted at the Annual Meeting.
The deadline for voting electronically through the Internet or by Tablet or Smart Phone is 11:59 p.m., Eastern Time, on May 23, 2023.
If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or Tablet or Smart Phone.
PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.
The proxies identified on the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” Proposals Two, Three and Four. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.
Stockholder of Record. If your shares are registered directly in your name or with our transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.
Beneficial Holder. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, in order to vote these shares in person at the meeting you must obtain a legal proxy from your broker, bank or other nominee.
Revocability of Proxies
If you are a stockholder of record, whether you vote by Internet, by using your Tablet or Smart Phone, or by mail, you may change or revoke your proxy before it is voted at the Annual Meeting by:
•submitting a new proxy card bearing a later date;
•voting again by Tablet or Smart Phone or the Internet at a later time;
•giving written notice before the meeting to our Secretary at the address set forth on the cover of this proxy statement stating that you are revoking your proxy; or
•attending the meeting and voting your shares in person.
Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. An XPEL stockholder whose shares are held in the name of a broker, bank or other nominee must bring a legal proxy from his, her or its broker, bank or other nominee to the meeting in order to vote in person.
Deadline for Voting by Proxy
In order to be counted, votes cast by proxy must be received prior to the Annual Meeting.
Solicitation of Proxies
Proxies will be solicited by mail and the Internet. Proxies may also be solicited personally, or by Tablet or Smart Phone, fax, or other means by the directors, officers, and employees of XPEL. Directors, officers, and employees soliciting proxies will receive no extra compensation but may be reimbursed for related out-of-pocket expenses. XPEL will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners. XPEL will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so. XPEL will pay the cost of solicitation of proxies.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials. This process, which is commonly referred to as “householding,” potentially results in extra convenience for stockholders, cost savings for companies and conservation of paper products. We have adopted this “householding” procedure.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, you may:
•Send a written request to Investor Relations, XPEL, Inc., 711 Broadway St., Suite 320, San Antonio, TX 78215 or call (210) 678-3700, if you are a stockholder of record; or
•notify your broker, if you hold your shares in street name.
Upon receipt of your request, we will promptly deliver a separate set of proxy materials to you. You may also contact Investor Relations as described above if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.
PROPOSAL ONE
ELECTION OF DIRECTORS
Directors are elected annually. Any nominee who is elected to serve as a director at our 2023 Annual Meeting of Stockholders will be elected to serve a term of one year and is expected to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified.
Assuming the presence of a quorum, the nominees for director who receive the most votes will be elected. The proxy card provides a means for stockholders to vote for or to withhold authority to vote for the nominees for director. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the election of the nominees for director. Non-votes are not considered votes cast “for” or “withhold” with respect to this proposal at the Annual Meeting and will have no effect on the election of directors.

The Board of Directors recommends a vote “FOR” the election of the nominees to the Board of Directors.
Board of Directors and Executive Officers
The following table sets forth the names, ages, and positions of the executive officers and directors of XPEL.

Name and Municipality of Residence	Age	Office

Ryan L. Pape San Antonio, Texas	42	Chairman of the Board, President and Chief Executive Officer and Director

Barry R. Wood San Antonio, Texas	60	Senior Vice President and Chief Financial Officer

Matthieu A. Moreau San Antonio, Texas	47	Senior Vice President of Sales and Products

Mark E. Adams Austin, Texas	61	Director

Stacy L. Bogart Edina, Minnesota	59	Director

Richard K. Crumly Austin, Texas	65	Director

Michael A. Klonne Miramar Lakes, Florida	70	Director
Executive Officers
Ryan L. Pape has served as our President and Chief Executive Officer since 2009, as a director since 2010 and Chairman of the Board of Directors since 2019. In these roles, he is responsible for providing strategic leadership by working with the Board and the management team to establish long-term goals, growth strategies, and policies and procedures for the Company. Mr. Pape’s primary objective is to ensure the Company’s affairs are carried out competently, ethically, in accordance with the law, and in the best interest of employees, customers and stockholders. From 2008 to 2009, Mr. Pape served as our Vice President of Operations, and has previously also served in other positions in operations and technology within the Company. Prior to his initial employment with the Company in 2004, Mr. Pape started his career in technology consulting. Mr. Pape graduated from the University of Texas in Austin with a Bachelor of Science Degree in Computer Science.
Mr. Pape was appointed President and Chief Executive Officer of the Company in 2009. Our Board has determined that Mr. Pape is qualified to serve as a director and President and Chief Executive Officer based on his extensive experience with strategy, technology and product distribution and his proven ability to bring people together and develop a strong team of leaders.
Barry R. Wood joined the Company in June 2016 as Senior Vice President and Chief Financial Officer. In this role, he oversees the Company’s finance functions, including accounting, risk management, treasury management, investor relations, corporate development, and human resources. Mr. Wood brings to the Company significant financial and operational expertise, having spent his entire professional career in the public accounting and finance fields. During his four year tenure as Vice President of Dispensing Operations with OptumRx, Inc. (previously Catamaran Home Delivery), from 2011 to 2016, Mr. Wood was responsible for back-end dispensing operations for four dispensing pharmacies. From 2008 to 2011, Mr. Wood served as the Chief Financial Officer of PTRX, Inc., a pharmacy benefits and prescription home delivery company, where he was responsible for all aspects of finance, treasury, audit, risk management, investor relations and human resources. Prior to this, Mr. Wood served in various executive finance roles with AT&T. Prior to that, Mr. Wood was as an audit manager for Ernst & Young. Mr. Wood graduated from Southern Illinois University - Edwardsville with a Bachelor of Science Degree in Accountancy, and obtained his Master of Business Administration with a Finance Concentration (MBA) at the University of Texas - Dallas. He earned his Certified Public Accountant designation in 1986 and his Chartered Global Management Accountant designation in 2010, and is currently licensed in Texas.
Matthieu A. Moreau currently leads sales operations for XPEL, globally, and is based in San Antonio, Texas. Mr. Moreau joined XPEL in 2015 when his businesses, Parasol Canada and Protex, were acquired by XPEL. He has been involved in the automotive aftermarket since 1991, starting as an installer of window film and paint protection film. In 2006, he founded an automotive franchise, Protex, and subsequently a distribution company Parasol Canada. Protex grew to over 75 franchises across Canada and Parasol Canada was XPEL’s largest international distribution partner at the time it was acquired.
Directors
Ryan L. Pape, see above.
Mark E. Adams is a serial entrepreneur who has founded, led, built, and sold several companies in a variety of different industries including Health Care, Finance, Manufacturing, Electric Vehicles, Restaurants, Insurance, Software, Real Estate, Medical Products, Nutritional Products, Digital Communications, Farming, and others. Mr. Adams spent the first 17 years of his career working for large companies such as Xerox, Johnson & Johnson and Bostik, Inc., a global adhesive specialist in construction, consumer and industrial markets, and has spent the last 16 years creating, building, running and selling several successful companies in a variety of different industries. Mr. Adams currently serves as the CEO of Direct Biologics, LLC, a medical technology company.
Mr. Adams is a past winner of the prestigious Ernst & Young Entrepreneur of the Year Award for Central Texas and was named an Outstanding Texas Entrepreneur by the Governor of Texas and the Texas House of Representatives. Mr. Adams serves on the board of directors of numerous companies including public, private and non-profit boards. Mr. Adams served on the Board of Directors of Astrotech, Inc. (Nasdaq: ASTC), a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology, from 2007 until 2020, and served on the Board of Directors of Ayro, Inc. (Nasdaq: AYRO), a designer and manufacturer of compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on demand and last mile deliver, and government use, from May 2020 until December 2020. Mr. Adams is a long serving member of the McCoy College of Business Advisory Board at Texas State University and was named a 2018 Distinguished Alumnus of Texas State University.
Mr. Adams is a large individual XPEL stockholder and has served on the XPEL Board of Directors since 2010. Mr. Adams also serves as Lead Independent Director. Mr. Adams brings to our Board a wide range of experience in business with a particular focus on entrepreneurism.
Stacy L. Bogart has been a director since March 23, 2022. Ms, Bogart is the Senior Vice President, General Counsel, Secretary and Corporate Responsibility of Winnebago Industries, Inc. and President, Winnebago Industries Foundation. Ms. Bogart joined Winnebago Industries in January 2018 as Vice President, General Counsel and Secretary and was appointed Senior Vice President, General Counsel, Secretary and Corporate Responsibility and President, Winnebago Industries Foundation in October 2020. Prior to joining Winnebago Industries, Ms. Bogart was Senior Vice President, General Counsel and Compliance Officer, Corporate Secretary at Polaris Industries Inc., a manufacturer and marketer of powersports products, where she joined in November 2009. Previously, Ms. Bogart was General Counsel of Liberty Diversified International; Assistant General Counsel and Assistant Secretary at The Toro Company; and a Senior Attorney for Honeywell International, Inc.
Ms. Bogart is an accomplished business executive with broad experience in both private and public companies. Her career is marked with roles of progressing scope, complexity, and responsibility. She serves as a strategic business partner and advisor with demonstrated ability to attract, develop, and motivate talent to achieve business excellence. She is known for partnering with senior management to achieve long-term strategic transformational goals, working with public company Board of Directors, corporate governance, corporate social responsibility, risk management, strategy, and mergers and acquisitions. We believe that Ms. Bogart’s experience and qualifications provide valuable skills to our Board.
Richard K. Crumly has been investing in start-up companies and other entrepreneurial ventures for more than 30 years. He has been involved in ventures ranging from consumer products to telecommunications – from start-up to the transition to the public marketplace. Mr. Crumly also has years of experience investing in various real estate ventures, from raw land to developed properties. He graduated from Trinity University in San Antonio with a Bachelor of Science. Mr. Crumly has served on the Board since 2010.
We believe that Mr. Crumly’s qualifications to serve on our Board include his entrepreneurial experience and broad investment background.
Michael A. Klonne built a successful career from entry level sales to President and CEO. From 1993 to 1996, Mr. Klonne played a major part in the growth of Findley Adhesives from a $20 million, regional company to a $300 million global company leading to the ultimate sale of the company to Bostik, S.A. From 1996 to 2010, Mr. Klonne served as Chief Executive Officer of Bostik, Inc., a global adhesive specialist in construction, consumer and industrial markets, helping grow Bostik, Inc.’s revenue to $1 billion with over 1,000 employees at 20 sites across North America, Latin America, Europe and Asia. He received his Bachelor of Science in Business Education at the University of Cincinnati, and his Master of Business Administration from Duke University.
Since 2013, Mr. Klonne has been serving as an industry leading consultant in the adhesives and polymers industries. His clients have included private equity firms, top global consumer companies and other industry leaders. Mr. Klonne is also active in the support of non-profit education startup companies and schools. Mr. Klonne also serves as board chairman for the Right Step, Inc., a 501(c)(3) Choice School in Milwaukee, WI. Mr. Klonne has served on the Board since 2017.
We believe that Mr. Klonne’s qualifications to serve on our Board include his broad and deep senior level experience in the products and sales industry as well as his general business acumen.
Corporate Governance
Composition of the Board of Directors
The Company believes that its Board, as a whole, should encompass a diverse range of talent, skill, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and business goals. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company’s policy is to have at least a majority of its directors qualify as “independent” as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience, and recommends nominees for director to the Board for approval.

The Nominating and Corporate Governance Committee believes that the Board of Directors should be composed of directors with experience in areas relevant to the strategy and operations of the Company, particularly in the automotive after-market and consumer discretionary products industries and complex business and financial dealings. We believe that each nominee and current director has gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. Many of our directors also have experience serving on boards and board committees of other public companies, as well as charitable organizations and private companies. The Nominating and Corporate Governance Committee also believes that each nominee and current director has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. With respect to each of our current directors and director nominees, their biographies on pages 4 and 5 detail their individual experiences, together with their past and current board positions.
Meeting Attendance
During the fiscal year ended December 31, 2022, the Board of Directors held six meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held two meetings. In addition, the Board of Directors acted by unanimous written consent two times during the year. During 2022, each director attended at least 75% of all Board and applicable Committee meetings and, other than Mr. Pape, our Chairman of the Board, President and Chief Executive Officer, each director received compensation for his service to XPEL for his role as director. See “Executive Compensation—Director Compensation.”
Board Attendance at Annual Meetings
XPEL encourages, but does not require, directors to attend the Annual Meeting of stockholders; however, XPEL believes that such attendance allows for direct interaction between stockholders and members of the Board of Directors. Four out of five directors attended XPEL’s Annual Stockholder Meeting conducted on May 18, 2022.
Committees of the Board of Directors
XPEL has standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which has a written charter.
The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. During 2022, the Audit Committee consisted of Messrs. Adams, Crumly and Klonne. The Board of Directors has determined that Mr. Klonne is an audit committee financial expert as defined by SEC rules. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the production of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Audit Committee Report, which appears on page 30, more fully describes the activities and responsibilities of the Audit Committee. During 2022, Mr. Pape, Mr. Wood and representatives from Deloitte & Touche LLP, the Company’s independent registered public accounting firm, along with all three members of the Company’s Audit Committee attended each meeting of the Audit Committee. In addition, the representatives from Deloitte & Touche LLP and the Audit Committee met in executive session at each meeting.
During 2022, the Compensation Committee consisted of Messrs. Adams and Crumly and, beginning in March 2022, Ms. Bogart. The Compensation Committee’s role is to establish and oversee XPEL’s compensation and benefit plans and policies, to administer the 2020 Plan, and to annually review and approve all compensation decisions relating to XPEL’s executive officers. The Compensation Committee submits its decisions regarding executive compensation to the independent members of the Board for approval. The agenda for meetings of the Compensation Committee is determined by its Chairman. Mr. Adams reports the committee’s recommendations on executive compensation to the Board. The Company’s personnel support the Compensation Committee in its duties and, along with Mr. Adams, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. During 2022, the Compensation Committee engaged Frederick W. Cook & Co. Inc , which we refer to as FW Cook or the Compensation Consultant, as its independent compensation consultant to assist the Compensation Committee with its work as it relates to compensation of XPEL’s executive officers and its board of directors. The Compensation Consultant did not provide additional services to XPEL.
During 2022, the Nominating and Corporate Governance Committee consisted of Messrs. Crumly and Klonne and, beginning in March 2022, Ms. Bogart. The primary function of the Nominating and Corporate Governance Committee is to develop and maintain the corporate governance policies of XPEL and to assist the Board in identifying, screening and recruiting qualified individuals to become Board members and determining the composition of the Board and its committees, including recommending nominees for the election at the annual meeting of stockholders or to fill vacancies on the Board.
Each of the Board’s committees has a written charter and copies of the charters are available for review on the Company’s website at www.xpel.com.

Director Independence

The Board of Directors has determined that each of the following members of the Board of Directors is independent as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Exchange Act: Mark E. Adams, Stacy L. Bogart, Richard K. Crumly and Michael A. Klonne.  All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent as determined in accordance with the listing standards of The Nasdaq Stock Market and Rule 10A-3 of the Exchange Act. The Board of Directors periodically conducts a self-evaluation on key Board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in the Board’s functioning and communication.
Board Leadership Structure
The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with XPEL’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes this provides XPEL with an efficient and effective leadership model. The Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:
•a strong, independent director role;
•regular executive sessions of the independent directors; and
•annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.
Mr. Adams serves as the Lead Independent Director of the Company to provide the Board with additional independent oversight. Mr. Adams leads the regularly held executive sessions.
Non-Management Sessions
The Board generally schedules regular executive sessions involving exclusively non-management directors generally at the time of each in-person board meeting. Our Lead Independent Director, Mr. Adams, presides at all such executive sessions.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board reviews quarterly information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements to ensure that the compensation programs do not encourage excessive risk-taking. The Audit Committee oversees management of financial risks, as well as other identified risks, including information technology. The Nominating and Corporate Governance Committee manages the risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating specific risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
The Board of Directors, together with the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee, coordinate with each other to provide company-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about the Company’s management of strategic, financial reporting, liquidity, compliance and operational risks. While the Company has not developed a company-wide risk statement, the Board of Directors believes a well-balanced operational risk profile together with a relatively conservative approach to managing liquidity and debt levels contribute to an effective oversight of the Company’s risks.
At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. Outside of formal meetings, the Board, its committees and individual Board members have regular access to the executive officers of XPEL.
Compensation Committee Interlocks and Insider Participation
Messrs. Adams and Crumly and Ms. Bogart served on the Compensation Committee during 2022. No member of the Compensation Committee was at any time during 2022 or at any other time, an officer or employee of XPEL, and no member had any relationship with XPEL requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement. No executive officer of XPEL has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2022.
Code of Ethics
The Board of Directors has unanimously approved XPEL’s Code of Ethics. This Code is a statement of XPEL’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers, and employees. A copy of the Code of Ethics can be found in its entirety on XPEL’s website at www.xpel.com. Additionally, should there be any changes to, or waivers from, XPEL’s Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.
Stockholder Communications with the Board
The Board of Directors has implemented a process by which stockholders may communicate with the Board of Directors. Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to the Board of Directors, c/o Corporate Secretary. The Corporate Secretary has been instructed by the Board to promptly forward any communications received to the members of the Board.
Nominations
The Nominating and Corporate Governance Committee is responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by stockholders at the next annual meeting. For positions on the Board created by a director’s leaving the Board prior to the expiration of his current term, whether due to death, resignation, or other inability to serve, Article III of the Company’s Amended and Restated Bylaws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his predecessor in office.
The Nominating and Corporate Governance Committee does not currently utilize the services of any third-party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Corporate Governance Committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.
The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within his or her chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business and finance. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through some other source. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.
The Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business. As part of this process, the Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business.
The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are recommended by stockholders. Stockholders wishing to make such a recommendation may do so by sending the required information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary at the address listed above. Any such nomination must comply with the advance notice provisions of, and provide all of the information required by, XPEL’s Amended and Restated Bylaws. These provisions and required information are summarized under “Stockholder Proposals for 2024 XPEL Annual Meeting” beginning on page 36 of this proxy statement.
The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the information. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee will strive to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.
No candidates for director nominations were submitted to the Board of Directors by any stockholder in connection with the Annual Meeting.
Board Diversity
On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each NASDAQ-listed company which has five or fewer directors such as XPEL, subject to certain exceptions, (1) to have at least one director who self-identifies as female, Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (2) to explain why the company does not have at least one director on its board who self-identifies in the categories listed above. In addition, Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. In the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

Board Diversity Matrix (As of April 1, 2023)
Total Number of Directors		5

	Female	Male	Nonbinary
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
White	1	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background		1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based upon information received from the persons concerned, each person known to XPEL to be the beneficial owner of more than five percent of the outstanding shares of common stock of XPEL, each director and nominee for director, each of the executive officers and all directors and officers of XPEL as a group, owned beneficially as of April 4, 2023 (the record date for the Annual Meeting), the number and percentage of outstanding shares of common stock of XPEL indicated in the following table. Except as otherwise noted below, the address for each of the beneficial owners is c/o XPEL, Inc., 711 Broadway St., Suite 320, San Antonio, Texas 78215. None of the shares listed below have been pledged as security.

Name of Beneficial Owner	Number of Shares	Percentage (%)
Certain Beneficial Owners:
BlackRock, Inc. (1)	3,282,926	11.9%
Wasatch Advisors, Inc. (2)	2,483,806	9.0%
Neuberger Berman Group, LLC (3)	1,538,356	5.6%
Jason Hirschman (4)	1,422,300	5.2%
Directors and Executive Officers:
Mark E. Adams (5)(6)	2,261,309	8.2%
Stacy L. Bogart (6)	3,098	*
Richard K. Crumly (6)(7)	1,706,509	6.2%
Michael A. Klonne (6)(8)	63,888	*
Ryan L. Pape	1,144,389	4.2%
Barry R. Wood	25,000	*
Matthieu A. Moreau (9)	40,785	*
Directors and Executive Officers as a group (7 persons)	5,244,978	19%

*    Less than one percent (1%)
(1)    Based on the information set forth in the Schedule 13G/A filed by BlackRock, Inc. on January 24, 2023. BlackRock, Inc. has sole voting power to vote or direct the vote of 3,259,400 shares and the sole power to dispose or direct the disposition of 3,282,926 shares. BlackRock Inc.’s address is 55 East 52nd Street, New York, New York 10055. The following subsidiaries of BlackRock, Inc. beneficially own the shares set forth above:
BlackRock Life Limited
BlackRock Advisors, LLC
Aperio Group, LLC
BlackRock (Netherlands) B.V.
BlackRock Fund Advisors (beneficially owns 5% or greater of the outstanding shares of the security class being reported in BlackRock, Inc.’s 13 G/A filed on January 24, 2023.)
BlackRock Institutional Trust Company, National Association
BlackRock Asset Management Ireland Limited
BlackRock Financial Management, Inc.
BlackRock Asset Management Schweiz AG
BlackRock Investment Management, LLC
BlackRock Investment Management (UK) Limited
BlackRock Asset Management Canada Limited
BlackRock Investment Management (Australia) Limited
BlackRock Fund Managers Ltd
(2)    Based on the information set forth in the Schedule 13G/A filed by Wasatch Advisors, Inc. on February 10, 2023, Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all of the shares set forth above. Wasatch Advisors, Inc.’s address is 505 Wakara Way, Salt Lake, City, Utah 84108.
(3)    Based on the information set forth in the Schedule 13G/A filed by Neuberger Berman Group, LLC and Neuberger Berman Investment Advisers, LLC on February 10, 2023, Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC share the power to vote or direct the vote of 1,521,603 shares and share the power to dispose or direct the disposition of 1,538,356 shares.
Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Other than named in this filing, no one client has an interest of more than 5% of XPEL stock.
With regard to the shares set forth above, Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Canada ULC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced herein.
In addition to the shares set forth above for which Neuberger entities also have shared power to dispose of the shares, additional shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares are also included. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Canada ULC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced herein.
The address of Neuberger Berman Group, LLC and Neuberger Berman Investment Advisers, LLC is 1290 Avenue of the Americas, New York, NY 10104.
(4)    Mr. Hirschman’s address is P.O. Box 50562, Henderson, Nevada 89016-0562.
(5)    Includes 8,010 shares owned by Mr. Adams’ son as to which Mr. Adams has a power of attorney granting him voting and disposition power and 26,500 shares owned by Mr. Adams’ spouse as to which Mr. Adams has voting and dispositive power.
(6)    Includes 498 shares issuable pursuant to restricted stock units, or RSUs, granted pursuant to the XPEL 2020 Equity Incentive Plan. Provided the director remains in continuous service, these RSUs will vest on June 1, 2023.
(7)    Mr. Crumly has advised the Company that ADAMAS, LLC, of which Mr. Crumly is a control person, is the record owner of 1,076,743 shares of common stock of the Company and that CARPE, LLC, of which Mr. Crumly is a control person, is the record owner of 613,768 shares of common stock of the Company. Mr. Crumly disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Mr. Crumly’s spouse is the record owner of 15,500 shares of common stock of the Company. Mr. Crumly does not have any voting or dispositive power over such shares and disclaims beneficial ownership of all such shares.
(8)     Includes 38,425 shares owned by the Michael A. Klonne Living Trust, of which Mr. Klonne is the sole trustee and has the sole voting and dispositive over all such shares.
(9)    Includes 43 shares held in 401(k) plan.

Equity Compensation Plan Information
For a description of our current equity incentive plan, see “Executive Compensation — Compensation Discussion and Analysis – 2023 Executive Compensation Elements – 2023 Long-Term Incentive Compensation.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Approved by Stockholders
Equity compensation plans approved by stockholders	48,905	$ 73.20	226,095
Equity compensation plans not approved by stockholders	—	—	__
Total	48,905	$ 73.20	226,095
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires XPEL’s directors and executive officers and persons who own more than 10% of a registered class of XPEL equity securities to file with the Securities and Exchange Commission and The Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of XPEL common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, XPEL believes all reports were filed on a timely basis except that Messrs. Pape, Wood and Moreau each filed a late Form 4 related to the award of restricted stock units made in 2021.
Hedging Policy
The Board has adopted a policy prohibiting hedging transactions and disallowing pledging transactions subject to narrow exceptions as further described below. Pursuant to this policy, hedging of any type by officers, directors and employees is prohibited, including entry into any prepaid variable forward contracts, equity swaps, collars, exchange funds or other transactions involving Company securities that could be used to hedge or offset any decrease in the value of the Company’s stock. Officers, directors and employees are also prohibited from maintaining Company securities in a margin account. Any officer, director or employee who wishes to pledge shares as collateral for a loan must demonstrate that he or she has the financial capability to repay the loan without resorting to the pledged securities and obtain the prior written approval of the General Counsel. This policy is included in the Company’s Insider Trading Policy.
In March 2022, Mr. Adams, one of the Directors of the Company, requested approval for a one-time waiver of the policy to pledge shares against a loan that represented less than 15% of the value of Mr. Adams’ shares. Mr. Adams represented to the Company that he had sufficient assets other than XPEL stock to pay off the loan. In addition, Mr. Adams agreed to, among other things, limit the loan value to a fixed amount and to pay off the entire balance of the loan by December 31, 2022. In connection with the loan, the Company requested that Mr. Adams pledge all of his shares. The loan was repaid in full in 2022.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, we are referring to the following individuals whose 2022 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Name	Position
Ryan L. Pape	Chairman of the Board, President, and Chief Executive Officer
Barry Wood	Senior Vice President and Chief Financial Officer
Mathieu Moreau	Senior Vice President, Sales and Product
Brooks Meltzer	Former Vice President, General Counsel and Secretary*
•Mr. Meltzer separated service from the Company effective October 14, 2022.

We evaluate, on an annual basis, the roles and responsibilities of our various officers and key employees. In connection with that review, we consider the definition of “executive officer” in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in determining that only the individuals named above met the definition of “executive officer” under Rule 3b-7 at any time during 2022. Other than its three named executive officers, the Company does not have any officers or employees who performed policy-making functions or were “in charge of a principal business unit, division or function” within the meaning of Rule 3b-7 for the Company during 2022 who were employed by the Company on December 31, 2022. Consequently, we concluded only the individuals named above should be identified as “named executive officers” in our executive compensation disclosures for the year ended December 31, 2022. In the event we determine that any additional persons meet the standards of an “executive officer,” under Rule 3b-7 of the Exchange Act, we will provide appropriate disclosures, including the disclosure required under Items 401(e) and 402 of Regulation S-K, in all relevant future filings with the SEC.
2022 Company Performance and Business Highlights
For the fiscal year ended December 31, 2022, we made strong progress toward our long-term goals of continued revenue and earnings growth through a combination of organic growth, new product development and success of recent acquisitions. We are keenly focused on achieving our corporate goals that align with our broader purpose to return long-term value to our customers and stockholders. Performance highlights for the year include:
•Total stockholder return (TSR) of -12.0% during the fiscal year compared to -21.6% for the Russell 2000 Index (1);
•Revenue increased 25.0% to $324.0 million as compared to $259.3 million in the prior year;
•Net income increased by 31.1% to $41.4 million, or $1.50 per basic and diluted share, compared to $31.6 million, or $1.14 per basic and diluted share, in 2021; and
•Earnings before interest, taxes and depreciation (“EBITDA”)(2) grew 38.7% to $61.2 million, or 18.9% of revenue, as compared to $44.1 million, or 17.0% in the prior year.
(1)    Total Stockholder Return reflects the percentage change in the Company’s closing stock price or index price from December 31, 2021 to December 31, 2022.
(2)    EBITDA is a non-GAAP financial measure. We believe EBITDA provides helpful information with respect to our operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of our day-to-day operations. Management uses EBITDA (1) to compare our operating performance on a consistent basis, (2) to calculate incentive compensation for our employees, (3) for planning purposes including the preparation of our internal annual operating budget, (4) to evaluate the performance and effectiveness of our operational strategies, and (5) to assess compliance with various metrics associated with the agreements governing our indebtedness. Accordingly, we believe that EBITDA provides useful information in understanding and evaluating our operating performance in the same manner as management. We define EBITDA as net income plus (a) total depreciation and amortization, (b) interest expense, net, and (c) income tax expense.
The following table is a reconciliation of Net Income to EBITDA for the years ended December 31, 2022 and 2021:

(in thousands)	2022	2021
Net Income	$ 41,381	$ 31,567
Interest	1,410	303
Taxes	10,584	7,873
Depreciation	3,433	1,887
Amortization	4,401	2,501
EBITDA	$ 61,209	$ 44,131
EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Compensation Philosophy
The Company’s compensation philosophy is to provide compensation that will attract and retain high-performing talent, motivate the Company’s executive officers to create long-term value and enhance stockholder value, provide a fair reward for their accomplishments, and foster our executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.
Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the Board for determination, the compensation package of our Chief Executive Officer and our Chief Financial Officer. The Compensation Committee considers our CEO’s recommendations as to the executive officers’ compensation (other than his own) based on his review of the performance of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.
Compensation Objectives
The Company’s compensation programs for its executive officers are designed to provide the following:
•base salaries commensurate with such person’s responsibility, experience, tenure and job performance;
•annual cash incentive compensation that motivates the executive officers to lead and manage the business to meet the Company’s short- and long-term objectives;
•equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees, thereby aligning the executive officers’ interests with those of stockholders; and
•compensation that is competitive with other companies with which the Company may compete for talent, determined by comparing the Company’s pay practices with these companies.
2022 Executive Compensation Elements
The elements of our 2022 executive compensation program are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation, and (iv) benefits. The following discussion explains these elements and their primary purposes with respect to our 2022 executive compensation program.
The table below summarizes our target total compensation mix for 2022. It excludes certain items that are reflected as “All Other Compensation” in the 2022 Summary Compensation Table. Such items are not typically considered in the Compensation Committee’s pay deliberations because the amounts are not material and, in certain cases, non-recurring.

2022 PAY ELEMENTS
	Base Salary (1)	Target Annual Bonus (2)	Restricted Stock Units	Total Compensation Mix (3)
CEO	33%	19%	48%	33% fixed / 67% variable
Average Other NEOs	48%	19%	33%	48% fixed / 52% variable

(1)	Annual base salary rate set by the Compensation Committee effective July 1, 2022.
(2)	Calculated at the target level of performance.
(3)	Variable compensation includes annual incentive compensation and restricted stock units.
Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his or her primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his or her leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.
The following base salary adjustments were approved by the Compensation Committee during 2022 for the Named Executive Officers effective July 1, 2022.

BASE SALARY RATE
Name	2021 Base Salary ($)	2022 Base Salary ($)	Change (%)
Ryan L. Pape	495,000	510,000	3.0%
Barry Wood	347,050	358,000	3.2%
Mathieu Moreau	275,000	345,000	25.5%
Brooks Meltzer (1)	265,000	305,000	15.1%

(1)Mr. Meltzer separated service from the Company effective October 14, 2022.
Annual Cash Bonus. The 2022 bonus plan established target cash award amounts as a percentage of base salary, which varies by executive position. The 2022 bonus plan considered two performance metrics tied to pre-defined goals (50% gross revenues and 50% earnings per share). The 2022 payout opportunities ranged from 0% to 150% of target depending on performance versus the goals. The table below shows the calculation of the 2022 performance results, which resulted in a weighted average payout of 89% of target for each of our named executive officers.

	PERFORMANCE GOALS			Actual Result (1)	Resulting Payout
Measure	Threshold (0% payout)	Target (100% payout)	Stretch (150% payout)

Gross Revenues (50% weight)
(in $millions)	$286.96	$337.60	$354.48	$338.30	102%

Earnings Per Share (50% weight)
(in $)	$1.50	$1.67	$1.84	$1.63	76%
(1)    Performance results were normalized for the prolonged shutdown in China due to the COVID-19 pandemic.
The Compensation Committee believes the 2022 annual bonus plan aligns pay for performance and the interests of management with stockholders. The table that follows shows the calculation of the bonus payouts achieved for the Named Executive Officers for 2022, which are disclosed in the Summary Compensation Table. The 2022 annual bonus payments were paid in March 2023. Please refer to the Grants of Plan-Based Awards Table for additional information regarding the annual bonus plan.

ANNUAL CASH BONUS
Name	2022 Base Salary ($)	Target Payout (% Salary)	Target Bonus Payout ($)	Bonus Earned (% Target)	2022 Bonus Payout ($)
Ryan L. Pape	502,500	60.0%	301,500	89.0%	268,335
Barry Wood	352,525	40.0%	141,010	89.0%	125,499
Mathieu Moreau	310,000	40.0%	124,000	89.0%	110,360
Brooks Meltzer (1)	265,000	35.0%	92,750	-	-

(1)Mr. Meltzer separated service from the Company effective October 14,2022 and forfeited eligibility for bonus payout.

2022 Long-Term Incentive Compensation. At the 2020 Annual Meeting, the Company’s stockholders approved the 2020 XPEL, Inc. Equity Incentive Plan, which we refer to as the 2020 Plan. A total of 275,000 shares of common stock are currently reserved for issuance under the 2020 Plan, subject to the proposed increase to 550,000 shares described in Proposal Three. Under the 2020 Plan, the Compensation Committee may grant stock options, restricted stock, restricted stock units, or RSUs, and performance units or performance shares to our executive officers and non-employee directors.

Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by: attracting and retaining the best available personnel for positions of substantial responsibility; providing effective incentives to employees, directors and consultants; and promoting the success of the Company’s business. We believe that a stock-based compensation program is central to this objective. In September 2022, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers RSUs. The RSUs will vest in four equal annual increments of 25% beginning September 7, 2023 (one year after the grant date), subject to continued employment. The 2022 grants of RSUs to the Named Executive Officers are disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
Executive Compensation Practices
During the first quarter of 2022, the Compensation Committee performed a comprehensive review of the Company’s executive compensation and governance practices with the assistance of its independent compensation consultant. Based on this review, the Compensation Committee adopted the following practices designed to align the interests of our executive team with those of our stockholders and with market best practice:

What We Do	What We Don’t Do

✓  Grant compensation that is primarily at-risk and variable
✓  Subject short-term incentive compensation to measurable and rigorous goals
✓  Use an independent compensation consultant
✓  Cap annual cash incentive payments at 150% of target to mitigate excessive risk taking
✓  Provide competitive compensation that is compared against an industry peer group

×   Provide excessive severance benefits
×  Reprice stock options
×  Provide excessive perquisites
×   Allow hedging or pledging of Company stock
×  Provide tax gross-ups on any forms of compensation or benefits
×  Provide “single trigger” change in control payments
×   Provide supplemental executive retirement plans

Independent Consultant. The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee engaged FW Cook to review our executive compensation programs and to assess our executive officers’ base salaries, annual incentives, and long-term incentive practices from a competitive standpoint. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee. FW Cook has assisted the Compensation Committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group.
Peer Group and Benchmarking. In late 2021, FW Cook provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design and target total compensation for executives of diversified consumer product companies with comparable business characteristics to the Company. In performing this analysis, FW Cook used a peer group of 13 companies, which was reviewed and approved by our Compensation Committee.
The peer group consisted of the following companies:

Clarus Corporation	Marine Products Corporation	WD-40 Company
Dorman Products, Inc.	Marrone Bio Innovations, Inc.	Winmark Corporation
e.l.f. Beauty, Inc.	Mister Car Wash, Inc.	YETI Holdings, Inc.
Fox Factory Holding Corp.	Purple Innovation, Inc.
GrowGeneration Corp.	Vivant Smart Home, Inc.
The peer group was used in making 2022 compensation decisions by the Compensation Committee. The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee also considers broader market benchmark data from nationally recognized third-party compensation surveys and the input of our CEO and its independent consultant. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.
Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage and 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Tax and Accounting Considerations. We have not provided or agreed to provide any of the Company’s executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that is not exempt from or does not meet the requirements of Section 409A.
For the Company’s financial statements, cash compensation, such as salary and bonus, is expensed and for income tax returns, cash compensation is generally deductible except as set forth below. For equity-based compensation, we expense the fair value of such grants over the requisite service period.
Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain “covered employees” in any single year. Prior to 2018, certain performance-based compensation elements were exempt from this limit on deductibility; however, the Tax Cut and Jobs Act repealed this exemption. As a result of the repeal, we generally expect that compensation payable to our NEOs in excess of $1 million will not be deductible. The Compensation Committee believes that stockholder interests are best served if it retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.
Compensation Risk Assessment. The Compensation Committee considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices as well as evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management and its independent consultant to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of XPEL has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.
This report is submitted by the members of the Compensation Committee.
Mark E. Adams, Chairman
Stacy L. Bogart
Richard L. Crumly

COMPENSATION OF NAMED EXECUTIVE OFFICERS OF THE COMPANY
As of the date of this proxy statement, the Company had three named executive officers, Ryan L. Pape, Chairman of the Board, President and Chief Executive Officer, Barry R. Wood, Senior Vice President and Chief Financial Officer, and Matthieu A. Moreau, Senior Vice President of Sales and Products.
The following table provides compensation information for the Company’s three most recently completed financial years in respect of the named executive officers.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Ryan L. Pape	2022	502,500	—	750,000	268,335	12,000	1,532,835
Chairman of the Board	2021	495,000	—	350,000	445,500	12,000	1,302,500
and President and CEO	2020	495,000	—	—	273,285	12,000	775,285

Barry R. Wood	2022	352,525	—	300,000	125,499	12,000	790,024
Senior Vice President and CFO	2021	347,050	—	250,000	208,230	12,000	817,280
	2020	347,050	—	—	127,544	12,000	486,594

Matthieu A. Moreau (3)	2022	310,000	—	250,000	110,360	12,000	682,360
Senior Vice President – Sales and Product	2021	275,000	—	250,000	144,375	12,000	681,375

Brooks A. Meltzer (4) Vice President and General Counsel	2022	265,000	—	—	—	137,100	402,100
	2021	265,000	—	125,000	135,188	12,000	537,188
	2020	194,700	—	—	66,413	12,000	273,113

(1)    The amounts in this column reflect the aggregate grant date fair value of stock awards granted during a given year to the named executive officer calculated in accordance with FASB ASC Topic 718. See Note 12 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.
(2)    Consists of Company paid health insurance premiums.
(3)     Mr. Moreau became a named executive officer in May 2021.
(4)    Mr. Meltzer separated service from the Company effective October 14, 2022. Mr. Meltzer received a severance payment of $127,100 which is reflected in “All Other Compensation.”

None of our named executive officers has an employment agreement.

Grants of Plan-Based Awards
The following table provides information with regard to grants of non-equity incentive compensation and all other stock and option awards to our named executive officers in 2022.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All other Stock Awards; Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Options Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
Ryan L. Pape		0	301,500	452,250	-	-
	9/7/22				10,947	$750,000

Barry R. Wood		0	141,010	211,515	-	-
	9/7/22				4,379	$300,000

Matthieu A. Moreau		0	124,000	186,000	-	-
	9/7/22				3,649	$250,000

Brooks Meltzer (4)		0	92,750	139,125	-	-
	9/7/22				2,335	$160,000

(1)	Reflects awards under the Annual Bonus Plan. Please see the discussion under “Compensation Discussion & Analysis – Elements of Executive Compensation – Annual Bonuses” for more information. Please also refer to column 5 of the Summary Compensation Table.
(2)	Represents shares of common stock to be received upon vesting of Restricted Stock Units subject to time-based vesting conditions granted under the 2020 Plan.
(3)
Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. The closing price of our common stock on September 7, 2022 was $68.51 per share. See Note 12 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount

(4)	Mr. Meltzer separated service from the Company on October 14, 2022.

Outstanding Equity Awards At Fiscal Year End
The following table provides information concerning outstanding equity awards at December 31, 2022 for our named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ryan L. Pape	14,065	14,065	844,744
Barry R. Wood	6,606	6,606	396,756
Matthieu A. Moreau	5,876	5,876	352,913
Brooks Meltzer (2)	0	0	0

(1)

The market value was calculated based on the closing price of XPEL’s common stock on December 31, 2022 of $60.06 per share multiplied by the number of shares of stock that had not vested as of December 31, 2022.

(2)	Mr. Meltzer separated service from the Company effective October 14, 2022.

Option Exercises And Stock Vested
There were no exercises of stock options by any named executive officers during the fiscal year ended December 31, 2022. A total of 2,894 RSUs awarded in 2021 had vested as of December 31, 2022.
The following table provides information concerning exercises of stock options and vesting of other stock awards by our named executive officers during the fiscal year ended December 31, 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Ryan L. Pape	1,039	(1)	57,550
Barry R. Wood	742	(2)	41,099
Mathieu Moreau	742	(3)	41,099
Brooks Meltzer	371	(4)	20,550

(1)	A total of 4,157 RSUs were granted on July 15, 2021 and 1,039 vested on July 15, 2022. The closing price of XPEL’s common stock on this date was $55.39 per share.
(2)	A total of 2,969 RSUs were granted on July 15, 2021 and 742 vested on July 15, 2022. The closing price of XPEL’s common stock on this date was $55.39 per share.
(3)	A total of 2,969 RSUs were granted on July 15, 2021 and 742 vested on July 15, 2022. The closing price of XPEL’s common stock on this date was $55.39 per share.
(4)	A total of 1,485 RSUs were granted on July 15, 2021 and 371 vested on July 15, 2022. The closing price of XPEL’s stock on this date was $55.39. Mr. Meltzer separated service from the Company effective October 14, 2022 and forfeited the remaining RSUs.
Pension Benefits
XPEL does not sponsor any pension benefit plans and none of the named executive officers contribute to such a plan.
Non-Qualified Deferred Compensation
XPEL does not sponsor any non-qualified defined compensation plans or other non-qualified deferred compensation plans and none of the named executive officers contribute to any such plans.

Potential Payments Upon Termination or Change in Control
Under the terms of the 2020 Plan, in the event of a Change in Control (as defined below), in the event that (i) with respect to awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, in the event of an NEO’s death or disability or in the event an NEO’s employment is terminated by the Surviving Entity (for reasons other than Cause (as defined below) or if an NEO voluntarily terminates his or her employment for Good Reason (as defined below)) within 24 months following a Change in Control, or (ii) the 2020 Plan is terminated by the Surviving Entity or an affiliate of the Surviving Entity following a Change in Control without provision for the continuation of outstanding awards or equitable conversion or substitution of such award in connection with the Change in Control in a manner approved by the Compensation Committee, all awards which have not otherwise expired shall be Accelerated (as defined below).
Under the terms of the 2020 Plan:
“Accelerated” means, with respect to any named executive officer, or NEO:
(A) any and all options shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term; and
(B) any restriction periods and restrictions imposed on restricted stock, restricted stock units, performance shares, performance units and other share-based awards shall lapse and with respect to awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a Company policy applicable to the NEO or other written agreement between the NEO and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
“Cause” means, in the absence of an award agreement or employment or service agreement with the NEO otherwise defining Cause, (i) an NEO’s conviction of or indictment for any crime (whether or not involving the Company or any parent or subsidiary of the Company) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the NEO’s duties to the Company or any Parent or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Parent or Subsidiary of the Company; (ii) conduct of an NEO, in connection with his employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any parent or subsidiary of the Company; (iii) any material violation of the policies of the Company or any parent or subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any parent or subsidiary of the Company; (iv) willful neglect in the performance of a NEO’s duties for the Company or any parent or subsidiary of the Company or willful or repeated failure or refusal to perform such duties; (v) acts of willful misconduct on the part of an NEO in the course of his employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company; (vi) embezzlement, misappropriation or fraud committed by an NEO or at his direction, or with his personal knowledge, in the course of his employment or service, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company; or (vii) a NEO’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any parent or subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the NEO is given written notice of such breach by the Company; provided, however, that if, subsequent to an NEO’s voluntary termination for any reason or involuntary termination by the Company or any parent or subsidiary of the Company without Cause, it is discovered that the NEO’s employment or service could have been terminated for Cause, upon determination by the Compensation Committee, such NEO’s employment or service shall be deemed to have been terminated for Cause for all purposes under the 2020 Plan. In the event there is an award agreement or an employment or service agreement with the NEO defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company or any parent or subsidiary of the Company for Cause is not deemed to have occurred unless all applicable notice and cure periods in such award agreement or employment or service agreement are complied with. The Compensation Committee shall have the sole discretion to determine whether a NEO has been terminated for Cause.
“Change in Control” means the occurrence of any of the following events: (i) A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group (“Group”), acquires beneficial ownership of the stock of the Company that, together with the stock held by such person, constitutes more than twenty percent (20%) of the total voting power of the stock of the Company;
(ii) The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof);
(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the 12-month period shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this definition; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or
(iv) the sale, transfer, or assignment to, or other action by any person of all or substantially all of the Company’s assets and business in one or a series of related transactions.
Notwithstanding the foregoing, to the extent an award or any payment thereunder is considered “deferred compensation” subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
“Good Reason” means, in the absence of an award agreement or employment or service agreement with the NEO otherwise defining Good Reason:
(i) a reduction in the NEO’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time;
(ii) a change in the principal place of the NEO’s employment, as in effect at the time of a Change in Control, to a location more than fifty (50) miles from such principal place of employment, excluding required travel on the Company’s business; or
(iii) the failure by the Company or any successor, without the NEO’s consent, to pay to the NEO any portion of the NEO’s current compensation, or to pay to the NEO any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due.
Notwithstanding the above, an event listed in (i)-(iii) above will only constitute Good Reason if (A) the NEO notifies the Board in writing of the underlying circumstances constituting Good Reason within thirty (30) days of the occurrence of the circumstances constituting Good Reason, (B) the Company fails to cure such circumstances within thirty (30) days after receiving written notice thereof, and (C) the NEO terminates his or her employment within thirty (30) days after such cure period has expired.
The following table provides information concerning termination and change in control payments to each of our named executive officers as if the event occurred on December 31, 2022:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Type of Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death / Disability ($)	Change in Control ($)
Ryan L. Pape	RSU acceleration	0	844,744	844,744	844,744	844,744
	Total	0	844,744	844,744	844,744	844,744

Barry R. Wood	RSU acceleration	0	396,756	396,756	396,756	396,756
	Total	0	396,756	396,756	396,756	396,756

Mathieu A. Moreau	RSU acceleration	0	352,913	352,913	352,913	352,913
	Total	0	352,913	352,913	352,913	352,913

Brooks A. Meltzer (1)	RSU acceleration	0	0	0	0	0
	Total	0	0	0	0	0
(1) Mr. Meltzer separated service from the Company effective October 14, 2022.
CEO Pay Ratio

We determined the pay ratio by dividing the total 2022 compensation of the CEO as disclosed in the Summary Compensation Table by the total 2022 compensation of the median employee, using the same components of compensation and valuation methodology as used in the Summary Compensation Table for the CEO.
The total compensation of our median employee is $43,848. The pay ratio calculation as of December 31, 2022 was 35:1.
Our median employee for 2022 was determined using the compensation of domestic and international employees who were actively employed on December 31, 2022. We used cash compensation through December 31, 2022 to determine the median employee.
Compensation of Directors
The Compensation Committee is responsible for all forms of compensation to be granted to the directors of the Company. The Compensation Committee’s mandate includes reviewing and recommending director compensation proposals for approval by the Board. The level of compensation for directors is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and scope, and the availability of financial and other resources of the Company.
All directors, other than Mr. Pape, received annual directors’ fees of $87,600, plus $420 per month for each committee in which they participate. The chairman for each committee received $1,150 per month. Mr. Adams, the Lead Independent Director, received an additional $2,085 per month.

The following table summarizes the compensation paid to directors, other than Mr. Pape, for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Mark E. Adams	133,560	133,560
Stacy L. Bogart (1)	76,680	76,680
Richard K. Crumly	106,370	106,370
Mike A. Klonne	108,540	108,540

(1) Ms. Bogart became a director in March 2022.
In February 2023, the Compensation Committee approved new annual compensation amounts for our non-employee Directors as follows:

Position	Annual Fee ($)
Director Annual Retainer	60,000
Lead Director Fee	25,000
Committee Member Fee	5,040

Committee Chair Fee (in lieu of member fee)
Audit	17,500
Compensation	12,500
Governance	10,000

Each non-employee director may elect to receive the annual director fee, the committee chair fee and the lead director fee in shares of XPEL common stock in lieu of cash. In addition, each non-employee director received restricted stock units for 498 shares which vest on June 1, 2023 and, if elected at the Annual Meeting for a term expiring in 2024, will receive a number of restricted stock units at the conclusion of the annual meeting equal to $80,000 divided by the closing price of XPEL common stock on the Nasdaq Stock market on the date of the Annual Meeting.

Director Stock Ownership Guidelines

In February 2023, XPEL’s Board has established stock ownership guidelines to strengthen the alignment of director interests with those of stockholders.   As of February 2023, we had four non-employee directors subject to stock ownership guidelines.  Under the guidelines below, each director is precluded from selling any shares of our common stock until the director satisfies the ownership guidelines set forth in the following table.  The stock ownership guidelines may be satisfied by owning shares of XPEL common stock.  Satisfaction of the ownership guidelines will fluctuate with the market value of the shares of XPEL common stock.

Position	Stock Ownership Guidelines
Non-employee Directors	3x annual cash retainer

The Board will review compliance on January 31 of each year. Those directors in compliance as of January 31 of each year must retain minimum ownership until the next compliance date. Those not in compliance will continue to be subject to the requirement until the next compliance date. As of April 14, 2023, all non-employee directors had satisfied the minimum stock ownership guidelines.

PAY VERSUS PERFORMANCE
The following table sets forth the compensation for our Principal Executive Officer (the “PEO”) and the average compensation for our other NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for 2020, 2021, and 2022. The table also provides information on our cumulative total stockholder return (“TSR”), the cumulative TSR of the Russell 2000 Index, Net Income and EBITDA (non-GAAP). We have chosen to use the Russell 2000 Index rather than a peer group because our major competitors are either much larger than we are and their competitive products constitute small lines of business for these companies or other competitors are private companies.

Year (a)	Summary Compensation Table Total for PEO(1) (b)	Compensation Actually Paid to PEO(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(1) (d)	Average Compensation Actually Paid To Non-PEO NEOs(2) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income(4) (h)	EBITDA(5) (i)
					Total Stockholder Return(3)(f)	Peer Group Total Stockholder Return(3)(g)
2022	$1,532,835	$1,401,289	$736,192	$674,403	1,010.98	113.78	$41,381	$61,209
2021	$1,302,500	$1,305,845	$678,614	$680,599	1,136.11	145.06	$31,567	$44,131
2020	$775,285	$775,285	$379,854	$379,854	857.90	127.64	$18,282	$25,284

(1)Compensation for our PEO reflects the amounts reported in “Summary Compensation Table” for the respective years. Our PEO in 2022 was Ryan L Pape. Average compensation for non-PEOs include: in 2022, Messers. Wood and Moreau; in 2021, Messers. Wood, Moreau and Meltzer; and in 2020, Messers. Wood and Meltzer. Mr. Meltzer separated service from the Company effective October 14, 2022. Mr. Moreau became an NEO in 2021.

(2)Compensation actually paid for the PEO and average compensation actually paid for our non-PEO NEOs in 2020, 2021 and 2022 reflect the respective amounts set forth in columns (b) and (d), adjusted in the table below, as determined in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year. For information regarding the decision made by our Compensation Committee in regard to the PEO’s and our other NEOs’ compensation for 2020, 2021 and 2022, see the “Compensation Discussion & Analysis” beginning on page 12.

2022	PEO 2022	Average Non-PEO NEOs 2022
Summary Compensation Table Total	$1,532,835	$736,192
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	750,000	275,000
Plus Fair Value for Award Granted in the Covered Year	657,477	241,081
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years	(25,630)	(36,912)
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	(13,393)	(19,129)
Compensation Actually Paid	$1,401,289	$674,403

2021	PEO 2021	Average Non-PEO NEOs 2021
Summary Compensation Table Total	$1,302,500	$678,614
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	350,000	208,333
Plus Fair Value for Award Granted in the Covered Year	283,840	168,947
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years	69,505	41,371
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	—	—
Compensation Actually Paid	$1,305,845	$680,599

2020	PEO 2020	Average Non-PEO NEOs 2020
Summary Compensation Table Total	$775,285	$379,854
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	—	—
Plus Fair Value for Award Granted in the Covered Year	—	—
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years	—	—
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	—	—
Compensation Actually Paid	$775,285	$379,854

(3)TSR is cumulative for the measurement period beginning on July 19, 2019, the date our Common Stock began trading on the Nasdaq Stock Market, and ending on December 31, 2022, calculated in accordance with Item 201(e) of Regulation S-K. The Russell 2000 Index for purposes of this table is the same as determined under Item 201(e) of Regulation S-K and described in Item 5 of our Form 10-K for the year ended December 31, 2022. We have chosen to use the Russell 2000 Index rather than an industry or line-of-business index because we do not believe our company is comparable to companies in a particular industry or line-of-business such as after-market automotive product companies and we have not used a peer group of companies because our major competitors are either much larger than we around their competitive products constitute small lines of business for these companies or other competitors are private companies.
(4)Presented in thousands. Reflects “Net Income” in the Company’s Consolidated Statements of Income included in the Company’s Annual Report on From 10-K for the year ended December 31, 2022.
(5) Presented in thousands. The SEC rules require that the pay versus performance disclosure include an unranked list of three to seven performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs to a company’s performance. The table below represent the unranked list of the “most important” financial measures the Company used to align compensation actually paid to our NEOs for fiscal year 2022 to the Company’s performance:

Performance Measure
Revenue
EPS
EBITDA (non-GAAP)(a)
(a) Please see page 13 for a calculation of EBITDA from our audited financial statements.

Relationship Between Financial Measures and Compensation Actually Paid
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Cumulative TSR. Cumulatively from 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 80.7% and 77.5%, respectively, compared to the Company’s cumulative TSR of 911% over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Net Income. Cumulatively from 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 80.7% and 77.5%, respectively, compared to an increase in the Company’s net income of $23.1 million, or approximately 126%, over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Revenue. Cumulatively from 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 80.7% and 77.5%, respectively, compared to an increase in the Company’s revenue of $165.1 million, or approximately 103%, over the same period.
Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s Earnings Per Share. Cumulatively from 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 80.7% and 77.5%, respectively, compared to an increase in the Company’s earnings per share of $0.84 per share, or approximately 127%, over the same period.

Relationship between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to Non-PEO NEOs and the Company’s EBITDA. Cumulatively from 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs increased by 80.7% and 77.5%, respectively, compared to an increase in the Company’s EBITDA $35.9 million, or approximately 142%, over the same period.
Relationship Between the Company’s TSR and the Russell 2000 Index TSR. The Company’s cumulative TSR for the 2020 through 2022 period was 911% compared to the TSR for the Russell 2000 Index of 14% over the same period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, Approval, or Ratification of Transactions with Related Persons
The Board of Directors has adopted a formal written related person transaction approval policy, which sets out XPEL’s policies and procedures for the review, approval, or ratification of “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which XPEL is a participant and in which a related person has a direct or indirect interest, other than the following:
•payment of compensation by XPEL to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”
•transactions available to all employees or all stockholders on the same terms;
•purchases of supplies from XPEL in the ordinary course of business at the same price and on the same terms as offered to any other purchasers, regardless of whether the transactions are required to be reported in XPEL’s filings with the SEC; and
•transactions which when aggregated with the amount of all other transactions between the related person and XPEL involve less than $10,000 in a fiscal year.
Our Audit Committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment or rescission. The chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chairman must be reported to our Audit Committee at its next regularly scheduled meeting.
Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:
•whether the terms are fair to XPEL;
•whether the transaction is material to XPEL;
•the role the related person has played in arranging the related person transaction;
•the structure of the related person transaction; and
•the interest of all related persons in the related person transaction.
Transactions with Related Persons in 2022
There were no related party transactions during 2022.
Our Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon XPEL and the related person following certain procedures designated by the Audit Committee.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The XPEL Board of Directors has appointed Deloitte & Touche LLP, or Deloitte, to serve as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of XPEL for ratification at the Annual Meeting. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its stockholders. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Deloitte will participate in the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
During 2021, the Audit Committee conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee invited several international public accounting firms to participate in this process, including Baker Tilly US, LLP, or Baker Tilly, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020. As a result of this process, on July 13, 2021, the Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. This action effectively dismissed Baker Tilly as the Company’s independent registered public accounting firm as of July 13, 2021.
The audit reports of Baker Tilly on the consolidated financial statements of XPEL and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
In connection with the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 and through the date of the appointment of Deloitte, there were: (i) no disagreements between the Company and Baker Tilly on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Baker Tilly, would have caused Baker Tilly to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S‐K.
The Audit Committee approved the change in the independent registered public accounting firm described herein.
Prior to the change in July 2021 and at all times prior thereto, the Company had not consulted with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter is necessary to ratify the appointment of XPEL’s independent registered public accounting firm. The proxy card provides a means for stockholders to vote for the ratification of the selection of XPEL’s independent registered public accounting firm, to vote against it or to abstain from voting with respect to it. If a stockholder executes and returns a proxy, but does not specify how the shares represented by such stockholder’s proxy are to be voted, such shares will be voted FOR the ratification of selection of XPEL’s independent registered public accounting firm. Abstentions will have the same legal effect as a vote against the proposal. This proposal is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP, as XPEL’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of XPEL’s financial statements, XPEL’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of XPEL’s internal audit function, and risk assessment and risk management. The Audit Committee manages XPEL’s relationship with its independent registered public accounting firm (which report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from XPEL for such advice and assistance.
XPEL’s management is primarily responsible for XPEL’s internal control and financial reporting process. XPEL’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of XPEL’s consolidated financial statements and internal control over financial reporting, and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors XPEL’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements with XPEL’s management.
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in XPEL’s Annual Report on Form 10-K for the year ended December 31, 2022, and for filing with the Securities and Exchange Commission.
This report is submitted by the members of the Audit Committee.

Michael A. Klonne, Chairman
Mark E. Adams
Richard K. Crumly
FEES PAID TO AUDITORS
Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of XPEL’s annual financial statements for the year ended December 31, 2022, the reviews of the condensed consolidated financial statements included in XPEL’s quarterly reports on Form 10-Q for the year ended December 31, 2022 and the preparation and delivery of consents, comfort letters and other similar documents, were $710,000. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of XPEL’s annual financial statements for the year ended December 31, 2021, the reviews of the condensed consolidated financial statements included in XPEL’s quarterly reports on Form 10-Q for the year ended December 31, 2021 and the preparation and delivery of consents, comfort letters and other similar documents, were $625,000. The aggregate fees billed by Baker Tilly US, LLP for professional services rendered for the audit of XPEL’s annual financial statements for the year ended December 31, 2020 and the reviews of the condensed consolidated financial statements included in XPEL’s quarterly reports on Form 10-Q for the years ended December 31, 2021 (through July 2021), and 2020 and the preparation and delivery of consents, comfort letters and other similar documents, were $80,750 and $245,100, respectively.
Audit-Related Fees. The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that were reasonably related to the performance of the audit or review of XPEL’s financial statements which are not reported in “audit fees” above, for the years ended December 31, 2022 and 2021 were $73,300 and $21,100, respectively. The aggregate fees billed by Baker Tilly US LLP for assurance and related services that were reasonably related to the performance of the audit or review of XPEL’s financial statements which are not reported in “audit fees” above for the year ended December 31, 2020 was $105,500.
Tax Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2022 and 2021, were $0. The aggregate fees billed by Baker Tilley US LLP for professional services rendered for tax compliance, tax advice or tax planning for the year ended December 31, 2020 was $62,575.
All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for other services, exclusive of the fees disclosed above relating to financial statement audit and audit-related services and tax compliance, advice or planning, for the years ended December 31, 2022 and 2021 were $4,103 and $0, respectively. The aggregate fees billed by Baker Tilly US, LLP for other services, exclusive of the fees disclosed above relating to financial statement audit and audit-related services and tax compliance, advice or planning, for the year ended December 31, 2020 was $52,951.
Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm. The Audit Committee has considered whether the services provided for non-audit services are compatible with maintaining Deloitte & Touche LLP’s and Baker Tilly’s independence, and has concluded that the independence of each firm has been maintained.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee approved all of the fees described above. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.
PROPOSAL THREE
APPROVAL OF AMENDMENT TO XPEL, INC. 2020 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN FROM 275,000 TO 550,000 SHARES
General
On March 18, 2020, subject to stockholder approval, the Board adopted the XPEL, Inc. 2020 Equity Incentive Plan, or the 2020 Plan, which was approved by our stockholders at the 2020 annual meeting. On February 20, 2023, the Compensation Committee amended the 2020 Plan, and on April 13, 2023, the Board of Directors approved the proposed amendment, subject to stockholder approval, to increase the number of shares of common stock reserved for issuance under the 2020 Plan to 550,000 shares. There are no other amendments being made to the 2020 Plan.
Reasons for the Amendment of the 2020 Plan
The Board believes that the purpose of the 2020 Plan is to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentives to employees and directors and consultants; and to promote the success of XPEL’s business. XPEL believes that this purpose will be furthered through the granting of awards, as authorized under the 2020 Plan, so that such key employees will be encouraged and enabled to acquire a substantial personal interest in the continued success of XPEL. XPEL believes the additional shares to be reserved pursuant to the amendment to the 2020 Plan are necessary for XPEL to continue its policy of emphasizing equity compensation and to remain competitive with industry equity grant practices.
If the new shares are not approved for issuance under the 2020 Plan, XPEL may be required to curtail use of long-term incentives and the Board may consider other alternatives to compensate employees.
The proposed amendment to the 2020 Plan increases the number of shares of common stock available for issuance under the 2020 Plan to 550,000 from 275,000 shares which will contribute to a potential dilution of approximately 2.1%. This potential dilution was calculated by adding (i) the total number of shares available for issuance under the 2020 Plan, and (ii) all unvested restricted stock units, or RSUs, divided by the total number of shares of outstanding common stock of the Company. In considering this proposal, stockholders should also be aware that the average number of shares granted per year under the 2020 Plan over the last three fiscal years, divided by the number of shares outstanding, is approximately 0.2%, a percentage we believe is below the average of our peer group based on information provided by FW Cook. The Company anticipates that the requested number of shares for the 2020 Plan will be sufficient to meet the needs of our long-term incentive program for at least two years.
Vote required
Approval of the amendment to the 2020 Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, and entitled to vote at the annual meeting. Abstentions from voting and broker non-votes will have no effect on the outcome of this proposal. Brokers, as nominees for the beneficial owner, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owner of the shares.
The following is a brief summary of the 2020 Plan as proposed to be amended, a copy of which is attached as Appendix A to this proxy statement.
Authorized Shares
If the proposed amendment is approved, a total of 550,000 shares of our Common Stock will be reserved for issuance pursuant to our 2020 Plan. If an award expires or is terminated, surrendered or cancelled or otherwise becomes unexercisable without having been exercised in full, is forfeited in whole or in part or is forfeited due to failure to vest, then the unpurchased shares (or the forfeited or unused shares) will become available for future grant under the 2020 Plan. Shares that have actually been issued under the 2020 Plan under any award will not be returned to the 2020 Plan; provided, however, that if shares issued pursuant to awards under the 2020 Plan are forfeited due to a failure to vest, such shares will become available for future grant under the 2020 Plan. To the extent an award is settled or paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2020 Plan. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for issuance under the 2020 Plan.
Plan Administration
Our 2020 Plan is administered by our Compensation Committee. Subject to the provisions of our 2020 Plan and applicable law, the Compensation Committee (or its delegate) has the authority to administer our 2020 Plan and make all determinations deemed necessary or advisable for administering the 2020 Plan, such as the power to determine the fair market value of our Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2020 Plan, determine the terms and conditions of awards (such as the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2020 Plan and awards granted under it, prescribe, amend, and rescind rules relating to our 2020 Plan, including creating sub-plans, modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards and determine the timing and characterization or reason for a participant's termination of employment or service with us.
Eligibility
Awards may be granted to employees, consultants, or directors of the Company or any parent or subsidiary of the Company; provided that incentive stock options may be granted only to employees.
Types of Awards
Stock Options
We are able to grant stock options under our 2020 Plan. The per share exercise price of options granted under our 2020 Plan must be at least equal to the fair market value of a share of our Common Stock on the date of grant. The term of an option will not exceed 10 years, except that with respect to any incentive stock option granted to any participant who owns more than 10% of the voting power of all classes of stock of ours or any parent or subsidiary corporations, the term must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Common Stock on the grant date. The Compensation Committee determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the Compensation Committee, as well as other types of consideration permitted by applicable law or any combination thereof. After the termination of service of a participant, he or she will be able to exercise his or her option (to the extent it has vested as of the date of the termination of service) for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the Compensation Committee determines the other terms of options.
Restricted Stock
We are able to grant restricted stock under our 2020 Plan. Restricted stock awards are grants of shares of our Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee determines the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2020 Plan, the terms and conditions of such awards. The Compensation Committee is able to impose whatever conditions to vesting it determines to be appropriate (for example, the Compensation Committee will be able to set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the Compensation Committee has the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Compensation Committee provides otherwise; provided, however, that if dividends are paid in shares, such dividends will be subject to the same vesting schedule and restrictions as the restricted stock awards. Shares of restricted stock that do not vest will be subject to forfeiture.
RSUs
We are able to RSUs under our 2020 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Common Stock. Subject to the provisions of our 2020 Plan, the Compensation Committee determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The Compensation Committee is able to set vesting criteria based upon continued employment or service, the achievement of company-wide, divisional, business unit, or individual goals, or any other basis determined by the Compensation Committee in its discretion. The Compensation Committee has the discretion to pay earned restricted stock units in the form of cash, in shares or in some combination thereof. The Compensation Committee also has the discretion to accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Performance Shares
We are able to grant performance units and performance shares under our 2020 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. The Compensation Committee will establish performance objectives or other vesting criteria for a defined performance period (including continued employment or service) in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The Compensation Committee is able to set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals, or any other basis determined by the Compensation Committee in its discretion. After the grant of a performance unit or performance share, the Compensation Committee has the discretion to reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the Compensation Committee on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The Compensation Committee will have the discretion to pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.
Other Share-Based Awards
We are able to grant other share-based awards under our 2020 Plan. Subject to the provisions our 2020 Plan, the Compensation Committee will determine the terms and conditions of such awards.
Non-Transferability of Awards
Unless the Compensation Committee provides otherwise, our 2020 Plan generally does not allow for the transfer of awards (other than by will, by the laws of descent or distribution or to a trust or estate planning vehicle that is approved by the Compensation Committee) and only the recipient of an award is able to exercise an award during his or her lifetime. If the Compensation Committee makes an award transferrable, such award will contain such additional terms and conditions as the Compensation Committee deems appropriate.
Certain Adjustments
In the event of certain changes in our capitalization or applicable laws, regulations, or accounting principles, to prevent diminution or enlargement of the benefits or potential benefits available under our 2020 Plan, the Compensation Committee will, subject to compliance with Section 409A of the Code and other applicable law, adjust the number and class of shares that may be delivered under our 2020 Plan and/or the number, class and price of shares covered by each outstanding award, the terms and conditions of any outstanding award and the numerical share limits set forth in our 2020 Plan.
Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, the Compensation Committee will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.
Change in Control
Our 2020 Plan provides that in the event of a Change in Control (as defined under “Executive Compensation-Potential Payments Upon Termination or Change In Control”), if the participant’s employment is terminated by the Company other than for Cause (as defined under “Executive Compensation-Potential Payments Upon Termination or Change In Control”) or if the participant terminates his or her employment for Good Reason (as defined under “Executive Compensation-Potential Payments Upon Termination or Change In Control”) within 24 months following the Change in Control or if the Company (or its successor) terminates or does not assume awards under the 2020 Plan or substitute or equitably convert such awards after a Change in Control, then the participant’s outstanding awards will fully vest, all restrictions on such outstanding awards will lapse, all performance goals or other vesting criteria applicable to such outstanding awards will be deemed achieved at 100% of target levels (unless specifically provided otherwise under the applicable award agreement, policy, or other written agreement with the participant) and such outstanding awards will become fully exercisable.

In addition, in the event of a Change in Control, each outside director’s options, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units, if any, will lapse and all performance goals or other vesting requirements for his or her performance shares and units, if any, will be deemed achieved at 100% of target levels and all other terms and conditions met (unless specifically provided otherwise under the applicable award agreement, policy, or other written agreement with the outside director).

Forfeiture and Clawback
All awards granted under our 2020 Plan will be subject to recoupment under any clawback policy that we have in place from time to time, including any policy that we are required to adopt pursuant to the listing standards of NASDAQ or under applicable law. In addition, the Compensation Committee will be able to provide in an award agreement that the recipient's rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. In the event of certain accounting restatement, the recipient of an award will be required to repay a portion of the proceeds received in connection with the settlement of an award earned or accrued under certain circumstances.
Prohibition on Repricing
Except as provided in the anti-dilution provisions of the 2020 Plan, outstanding stock options cannot be repriced, directly or indirectly, without the prior approval of the Company’s stockholders. The exchange of an “underwater” stock option (i.e., a stock option having an exercise price or base price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and would, therefore, require the prior approval of the Company’s stockholders.

Amendment; Termination
The board of directors will have the authority to amend, suspend or terminate our 2020 Plan provided such action does not impair the existing rights of any participant and provided, that to the extent required by the Code or the rules of the NASDAQ Stock Market, such other exchange upon which the Company’s Common Stock is either quoted or traded, or the SEC, stockholder approval shall be required for any material amendment of the Plan. Our 2020 Plan will automatically terminate in 2029, unless we terminate it sooner.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2020 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have taxable income upon the grant of an incentive stock option. Also, except as described below, a participant will not have taxable income upon the exercise of an incentive stock option if the participant has been employed by XPEL or its parent or subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have taxable income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The income tax consequences will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be taxed as long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and the profit, or a portion thereof, will be taxed as compensation income(i.e., ordinary income) . Any capital gain will be long-term if the participant has held the stock for more than one year from the date of exercise and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year from the date of exercise and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have taxable income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercises the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year from the date of exercise and otherwise will be short-term.
Restricted Stock Awards. A participant will not have taxable income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the stock on the date of grant less the purchase price, and no taxable income will be recognized on the date the stock vests. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then the participant will have compensation income when the stock vests equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the date of vesting (or the date of grant if a Section 83(b) election is made) and otherwise will be short-term.
Restricted Stock Units. A participant will not have taxable income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit is settled, the participant will have compensation income on the settlement date in an amount equal to the fair market value of the stock on the settlement date less the purchase price, if any. If the restricted stock unit is settled in stock, when the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the settlement date and otherwise will be short-term.
Performance Shares and Performance Units. Performance shares awards and performance units awards have similar tax consequences to restricted stock awards and restricted stock unit awards, respectively.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2020 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Section 409A. All awards granted under the 2020 Plan are intended to be exempt from, or comply with, the rules under Section 409A of the Code. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties.
New Plan Benefits
As noted above, in February 2023 our Compensation Committee granted RSUs under the 2020 Plan to our non-employee directors and also approved a grant of RSUs equal to $80,000 divided by the closing price of our common stock on the Nasdaq Stock Market at the close of business on the date of our annual meeting to be made after the conclusion of the Annual Meeting.

Future awards under the 2020 Plan to our executives will be made by the Compensation Committee in its discretion. The Compensation Committee currently anticipates granting additional equity incentive compensation awards pursuant to the 2020 Plan. The Participants and the terms and conditions of future awards under the 2020 Plan cannot be determined at this time.

NEW PLAN BENEFITS

Name	Dollar Value ($)	Number of Shares (1)
Non-Executive Director Group (Four persons)	320,000	4,709
TOTAL	320,000	4,709

(1)	Calculated by dividing $320,000 by the closing price of XPEL common stock on the Nasdaq Stock Market on March 31, 2023. The final determination of the number of shares will be calculated based on the closing price on the date of grant.

Because the Compensation Committee will make future awards at its discretion, we cannot determine the number of awards that may be made in the future to our executive officers.

PROPOSAL FOUR
ADVISORY VOTE ON EXECUTIVE COMPENSATION
XPEL asks that you indicate your support for our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement beginning on page 12.  Your vote is advisory and will not be binding on the Board of Directors; however, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Currently, the Company’s stockholders take an annual advisory vote on executive compensation. The next scheduled vote on the frequency of stockholder votes on executive compensation will be at the annual meeting of stockholders in 2028.
The Compensation Committee is responsible for executive compensation and works to structure a compensation plan that reflects XPEL’s underlying compensation philosophy of aligning the interests of our executive officers with those of our stockholders.  Key elements of this philosophy are:
The Board of Directors recommends a vote “FOR” the following resolution:
RESOLVED: That the stockholders approve, on an advisory basis, the compensation of XPEL’s executives named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures and related material set forth in this proxy statement.
STOCKHOLDER PROPOSALS FOR 2024 XPEL ANNUAL MEETING
XPEL intends to hold its next annual meeting during the second quarter of 2024. In order to be included in the proxy material for the 2024 Annual Meeting, XPEL must receive eligible proposals from stockholders intended to be presented at the annual meeting on or before December 15, 2023 directed to the XPEL Secretary at the address indicated on the first page of this proxy statement.
According to our Amended and Restated Bylaws, XPEL must receive timely written notice of any stockholder nominations and proposals to be properly brought before the 2024 Annual Meeting. To be timely, such notice must be delivered to the XPEL Secretary at the principal executive offices set forth on the first page of this proxy statement between January 25, 2024 and the close of business on February 24, 2024. The written notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on XPEL’s books, and of such beneficial owner, if any, (ii) (a) the class or series and number of XPEL shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) a description of any agreement, arrangement, proxy, relationship or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner or control person, (c) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of XPEL shares or with a value derived in whole or in part from the value of any class or series of XPEL shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of XPEL capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of XPEL shares, (d) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote or direct the voting of any shares of any XPEL security, (e) a description of any short interest in any XPEL security (a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (f) a description of any rights to dividends on the XPEL shares owned beneficially by such stockholder that are separated or separable from the underlying XPEL shares, (g) a description of any proportionate interest in XPEL shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (h) a description of any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of XPEL shares or Derivative Instruments, if any, as of the date of such notice including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date) and (i) a representation of whether the stockholder or the beneficial owner, if any, and any control person will engage in a solicitation with respect to the nomination or business and if so, the name of each participant in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of their outstanding stock required to approve or adopt the business to be proposed by the stockholders, and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.
If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, the notice must set forth (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor rule) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and include a completed, dated and signed questionnaire, representation and agreement.
To be eligible to be a nominee for election or reelection as a director of XPEL, a person must deliver (in accordance with the time periods prescribed above for delivery of notice) to the Secretary at the principal executive offices of XPEL a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of XPEL, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to XPEL or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of XPEL, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than XPEL with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of XPEL, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of XPEL. XPEL may also require any proposed nominee to furnish such other information as may reasonably be required by XPEL to determine the eligibility of such proposed nominee to serve as an independent director of XPEL or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
In addition to satisfying the foregoing advance notice requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules under the Exchange Act, a stockholder who intends to solicit proxies in support of director nominees other than Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act. The Company will disregard any proxies solicited for a stockholder’s director nominee(s) if such stockholder fails to comply with such requirements.
In the event that the 2024 Annual Meeting is more than 30 days from May 24, 2024 (the anniversary of the 2023 Annual Meeting), the dates for submission of proposals to be included in the proxy materials and for business to be properly brought before the 2024 Annual Meeting will change according to XPEL’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act. A copy of XPEL’s Amended and Restated Bylaws setting forth the advance notice provisions and requirements for submission of stockholder nominations and proposals may be obtained from the XPEL Secretary at the address indicated on the first page of this proxy statement.

OTHER MATTERS
No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a stockholder’s vote arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of XPEL. If a nominee for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of XPEL.
Upon the written request of any person whose proxy is solicited hereunder, XPEL will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2022. Such written request is to be directed to Investor Relations, 711 Broadway St., Suite 320, San Antonio, Texas 78215.

By Order of the Board of Directors

Barry R. Wood
SECRETARY
San Antonio, Texas
April 14, 2023

Appendix A
XPEL, INC.
2020 EQUITY INCENTIVE PLAN
(as proposed to be amended)

1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility;
•to provide additional incentive to Employees, Directors and Consultants; and
•to promote the success of the Company’s Business.
2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Committee.
(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder including, but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Share-Based Awards.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, in the absence of an Award Agreement or employment or service agreement with the Participant otherwise defining Cause, (i) a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any Parent or Subsidiary of the Company) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any Parent or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Parent or Subsidiary of the Company; (ii) conduct of a Participant, in connection with his employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any Parent or Subsidiary of the Company; (iii) any material violation of the policies of the Company or any Parent or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any Parent or Subsidiary of the Company; (iv) willful neglect in the performance of a Participant’s duties for the Company or any Parent or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties; (v) acts of willful misconduct on the part of a Participant in the course of his employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; (vi) embezzlement, misappropriation or fraud committed by a Participant or at his direction, or with his personal knowledge, in the course of his employment or service, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; or (vii) a Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company; provided, however, that if, subsequent to a Participant’s voluntary termination for any reason or involuntary termination by the Company or any Parent or Subsidiary of the Company without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, upon determination by the Administrator, such Participant’s employment or service shall be deemed to have been terminated for Cause for all purposes under this Plan. In the event there is an Award Agreement or an employment or service agreement with the Participant defining Cause, “Cause” shall have the meaning provided in suchagreement, and a termination by the Company or any Parent or Subsidiary of the Company for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or employment or service agreement are complied with. The Administrator shall have the sole discretion to determine whether a Participant has been terminated for Cause.
(h)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group (“Group”), acquires Beneficial Ownership of the stock of the Company that, together with the stock held by such person, constitutes more than twenty percent (20%) of the total voting power of the stock of the Company;
(ii)The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable
Appendix A-1

stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof);
(iii)during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided, however, that except as set forth in this Section 2(h)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this Section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or
(iv)the sale, transfer, or assignment to, or other action by any person of all or substantially all of the Company’s assets and business in one or a series of related transactions.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the foregoing, to the extent an Award or any payment thereunder is considered “deferred compensation” subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
(i)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(j)“Committee” means the compensation committee of the Board, unless another duly authorized committee is designated by the Board, in accordance with Section 4 hereof. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(k)“Common Stock” means the common stock, par value $0.001 per share, of the Company.
(l)“Company” means XPEL, Inc., a Nevada corporation, or any successor thereto.
(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act. For the avoidance of doubt, a Consultant will include advisory members of the Board.
(n)“Data” means certain personal information about a Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.
(o)“Director” means a member of the Board.
(p)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(q)“Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
Appendix A-2

(s)“Fair Market Value” means, as of any date, the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of the NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator utilizing a reasonable application of a reasonable valuation method in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(B).
The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(t)“Fiscal Year” means the fiscal year of the Company.
(u)“Good Reason” means, in the absence of an Award Agreement or employment or service agreement with the Participant otherwise defining Good Reason:
(i)a reduction in Participant’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time;
(ii)a change in the principal place of Participant’s employment, as in effect at the time of a Change in Control, to a location more than fifty (50) miles from such principal place of employment, excluding required travel on the Company’s business; or
(iii)the failure by the Company or any successor, without Participant’s consent, to pay to Participant any portion of Participant’s current compensation, or to pay to Participant any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due.
Notwithstanding the above, an event listed in (i)-(iii) above will only constitute Good Reason if (A) Participant notifies the Board in writing of the underlying circumstances constituting Good Reason within thirty (30) days of the occurrence of the circumstances constituting Good Reason, (B) the Company fails to cure such circumstances within thirty (30) days after receiving written notice thereof, and (C) Participant terminates his or her employment within thirty (30) days after such cure period has expired.
(v)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w)“Inside Director” means a Director who is an Employee.
(x)“Nonstatutory Stock Option” means an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.
(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z)“Option” means a stock option granted pursuant to the Plan.
(aa)“Other Share-Based Award” means an Award granted pursuant to Section 10 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon service with performance of the Company, its Subsidiaries or business units thereof or any other factors designated by the Committee.
(ab)“Outside Director” means a Director who is not an Employee.
(ac)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ad)“Participant” means the holder of an outstanding Award.
(ae)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 9.
(af)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.
(ag)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
Appendix A-3

(ah)“Plan” means this 2020 Equity Incentive Plan.
(ai)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(aj)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(ak)“Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
(al)“Securities Act” means the Securities Act of 1933, as amended.
(am)“Service Provider” means an Employee, Director or Consultant.
(an)“Share” means a share of the Company’s Common Stock, par value $0.001 per share, as adjusted in accordance with Section 13 of the Plan.
(ao)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan. (a) Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 550,000 Shares.
(a)Lapsed Awards. For purposes of determining the number of Shares available for issuance under the Plan:
(i)If any Award expires or is terminated, surrendered or cancelled or otherwise becomes unexercisable without having been exercised in full, is forfeited in whole or in part including, without limitation, any Award which is forfeited to the Company due to failure to vest, then the unvested Shares (or, for Awards other than Options, the forfeited or unused Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).
(ii)Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are forfeited to the Company, such Shares will become available for future grant under the Plan.
(iii)To the extent an Award under the Plan is settled or paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
(iv)Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for issuance under the Plan.
(v)Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).
(b)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)Administration; Delegation. The Plan shall be administered by the Committee. To the extent permitted by Applicable Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards (except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Exchange Act).
(b)Powers of the Administrator. Subject to the provisions of the Plan and Applicable Law, the Administrator (or its delegate) will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
Appendix A-4

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;
(viii)to modify or amend each Award (subject to Section 19 of the Plan and Applicable Law) including, but not limited to, the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(ix)to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14 of the Plan;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to determine the timing and characterization or reason for a Participant’s termination of employment or service with the Company; and
(xii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
(d)Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
5.Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Share-Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.Stock Options.
(a)Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted. To the extent that an Option is not designated as an Incentive Stock Option in the Award Agreement, or even if so designated does not qualify, in whole or in part, as an Incentive Stock Option at or subsequent to the date of grant, such Option, or the non-qualifying portion thereof, shall be a Nonstatutory Stock Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.
(b)Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
Appendix A-5

(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option:
(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant;
(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and Section 409A of the Code.
(ii)Transferability. Notwithstanding as otherwise provided in Section 12, an Incentive Stock Option will not be transferable other than by will or the laws of descent and distribution and will be exercisable during the Participant’s lifetime only by such Participant or his guardian or legal representative.
(iii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iv)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate.
Appendix A-6

(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If the Option is not so exercised within the time specified herein, the Option will terminate.
(v)Prohibition on Repricing. Except as otherwise provided in Section 13, without the prior approval of stockholders of the Company: (A) the exercise price of an Option may not be reduced, directly or indirectly, (B) an Option may not be cancelled in exchange for cash, other Awards, or Options with an exercise or base price that is less than the exercise price of the original Option, and (C) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the
Appendix A-7

Participant. The Administrator may set vesting criteria based upon continued employment or service and/or the achievement of Company-wide, divisional, business unit, or individual goals or any other basis determined by the Administrator in its discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payment in respect of the underlying Shares as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited and cancelled.
9.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued employment or service as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payment in respect of units/Shares underlying the Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and cancelled.
10.Other Share-Based Awards. The Administrator is authorized, subject to limitations under Applicable Law, to grant Other Share-Based Awards. The Administrator shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Administrator shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.
11.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution or to a trust or estate planning vehicle (provided that such trust or estate planning vehicle is approved by the Administrator), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
Appendix A-8

13.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, or in the event that there are changes in Applicable Laws, regulations or accounting principles, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, subject to compliance with Section 409A of the Code and other Applicable Law, adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the terms and conditions of any outstanding Award and the numerical Share limits in Section 3 of the Plan.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed award agreement between the Service Provider and the Company, or specifically prohibited under applicable laws including, without limitation, Section 409A of the Code, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems:
(i)In the event that (i) with respect to Awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, in the event of a Service Provider’s death or Disability or in the event a Service Provider’s employment is terminated by the Surviving Entity (or a Parent or a Subsidiary which is his or her employer) for reasons other than Cause or if a Service Provider voluntarily terminates his or her employment for Good Reason within 24 months following a Change in Control, or (ii) the Plan is terminated by the Surviving Entity or an affiliate of the Surviving Entity following a Change in Control without provision for the continuation of outstanding Awards hereunder or equitable conversion or substitution of such Award in connection with the Change in Control in a manner approved by the Administrator, all Awards which have not otherwise expired shall be Accelerated (as defined below). If, upon a Change in Control, awards in other shares or securities are continued or equitably converted or substituted for outstanding Awards pursuant to Section 13(a), and immediately following the Change in Control the Service Provider becomes employed (if the Service Provider was an employee immediately prior to the Change in Control) by the Surviving Entity or any affiliate of the Surviving Entity, or a successor to the Surviving Entity or any affiliate of the Surviving Entity, the Service Provider shall not be treated as having terminated employment or service for purposes of this Section 13 until such time as the Participant’s employment or service with the Surviving Entity, as applicable, is terminated. The terms of this Section 13 shall apply to all Awards except to the extent that an Award Agreement provides for different treatment (in which case the terms of the Award Agreement shall govern and this Section 13(c) shall not be applicable).
(ii)For purposes of this Section 13(c), Awards of a Service Provider being “Accelerated” means, with respect to such Service Provider:
(A)any and all Options shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term; and
(B)any restriction periods and restrictions imposed on Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Share-Based Awards shall lapse and with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Service Provider or other written agreement between the Service Provider and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
(iii)For the purposes of this Plan, an Award shall be considered assumed by the Surviving Entity or otherwise equitably converted or substituted if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor or subsidiary, the Administrator may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding
(d)Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, then the Outside Director will fully vest in and have the right to exercise Options as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units Performance Shares, Performance Units and Other Share-Based Awards will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Outside Director, or other written agreement between the Outside Director and the Company, all performance goals
Appendix A-9

or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
14.Tax.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement), or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld or (iv) any combination thereof. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company (or any Parent or Subsidiary of the Company, as applicable) be liable for or reimburse a Participant for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.
15.No Effect on Employment or Service. Neither the Plan nor any Award (nor any vesting schedule contained therein) will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without Cause, to the extent permitted by Applicable Laws.
16.No Uniformity of Treatment. No Service Provider, Participant, or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Service Providers, Participants, holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of or any contractual right to receive future grants, or benefits in lieu of grants, even if Awards have been granted in the past. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
17.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
18.Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.
19.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan and the Administrator may at any time waive any conditions or rights under, amend any terms of, or amend, alter, suspend or terminate any Award granted thereunder, prospectively or retroactively, without the consent of any relevant Participant or beneficiary of an
Appendix A-10

Award, subject to Section 19(c); provided, that to the extent required by the Code or the rules of the NASDAQ Stock Market, such other exchange upon which the Company’s Common Stock is either quoted or traded, or the SEC, stockholder approval shall be required for any material amendment of this Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of the Plan and any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or any Award will materially adversely impair the rights of any Participant or beneficiary under any Award theretofore granted under the Plan, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company except (x) to the extent any such action is made to cause the Plan to comply with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 22. The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 13) affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
20.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
21.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
22.Forfeiture Events.
(a)All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company has in place from time to time, including any policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. The Administrator may, to the extent permitted by Applicable Laws and stock exchange rules or by any applicable policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate including, but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 22 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Subsidiary.
(b)The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as a Service Provider for cause or any specified action or inaction by a Participant, whether before or after the date Participant is no longer a Service Provider, that would constitute cause for termination of such Participant’s status as a Service Provider.
(c)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (1) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (2) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
Appendix A-11

23.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.Miscellaneous.
(a)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(b)If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(c)Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(d)No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Administrator, be necessary or desirable to recognize differences in local law, tax policy or custom. The Administrator also may impose conditions on the exercise or vesting of Awards in order to minimize the Administrator’s obligation with respect to tax equalization for Participants on assignments outside their home country.
(f)Language. If the Participant receives an Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version of such Award Agreement or such other document will control.
25.Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any assignee or successor entity, including any successor entity contemplated by Section 13(c).
26.Data Protection.
(a)Personal Data Processing. By participating in the Plan, the Participant understands and acknowledges that it is necessary for the Company, Parent and any of its Subsidiaries and affiliates to collect, use, disclose, hold, transfer and otherwise process certain personal information about the Participant including, but not limited to, the Participant’s Data, or other personal information as described in an Award Agreement or any other grant materials or as otherwise provided to the Company or any Parent, Subsidiary or affiliate for the purpose of implementing, administering and managing the Plan. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and using commercially reasonable efforts to comply with applicable data protection laws. A Participant’s failure or refusal to provide or update such Participant’s Data (or to agree to the terms and conditions of the Plan) may result in the Company being unable to administer the Plan in respect of such Participant. A Participant’s Data will be retained by the Company for as long as such Participant holds Awards and/or Shares in the Company, and thereafter, to the extent necessary to fulfill lawful purposes or as long as required by applicable law, which is generally seven (7) years. These purposes include:
(i)administering and maintaining Participant records;
(ii)providing information to the Company or any Parent, Subsidiary or affiliate, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;
(iii)providing information to future purchasers or merger partners of the Company or any affiliate, or the business in which the Participant works; and
(iv)transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.
(b)Disclosure. The Company may transfer a Participant’s Data amongst its Parent, Subsidiaries or affiliates and service providers, acting as processors or joint data controllers, including any stock plan administrator (the “Stock Plan Administrator”) that is an independent service provider based in the United States assisting the Company with the implementation, administration and management of the Plan. The Stock Plan Administrator may open an account for a Participant to receive and trade Shares. A Participant may be asked to acknowledge, or agree to, separate terms and data
Appendix A-12

processing practices with the Stock Plan Administrator. In the future, the Company may select a different service provider or additional service providers and share Data with such other provider(s) serving the Company in a similar manner.
(c)International Transfer. A Participant’s Data may be transferred from such Participant’s country to other jurisdictions, including the United States. The Participant understands and acknowledges that such jurisdictions might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant’s country of residence. The Company shall take reasonable steps to ensure that the Participant’s Data is legally transferred and continues to be adequately protected and securely held. If the Participant’s Data is subject to the data protection laws of the European Economic Area, including the United Kingdom (the “EEA”), the Company shall rely upon an adequate mechanism for the international transfer and subsequent onward transfers of personal data. The Company is certified to the EU-U.S. Privacy Shield Program.
(d)Data Subject Rights. Subject to the nature of the data, the purpose and nature of the processing, and any lawful bases of the Company, the Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction. Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data processed by the Company, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) portability of Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of the Participant’s Data. To receive clarification regarding these rights or to exercise these rights, the Participant may contact the Company.
(e)Data Controller. The data controller is XPEL, Inc., located at 711 Broadway St., Suite 320, San Antonio, Texas 78215, United States of America, can be contacted at 711 Broadway St., Suite 320, San Antonio, Texas 78215.
27.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Awards granted under the Plan or future Awards that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, the Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
28.Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, without application of the conflicts of law principles thereof.

Appendix A-13